550 Meridian Avenue San Jose, CA 95126 Phone: +1-408-938-5200 Fax: +1-408-790-3800 lonworks@echelon.com www.echelon.com

News Information Press Contact Julia O’Shaughnessy Echelon Corporation (408) 938-5357 joshaughnessy@echelon.com	For Immediate Release Investor Relations Contact Polk Laffoon Echelon Corporation (408) 790-3006 plaffoon@echelon.com

Echelon Corporation Reports Fourth Quarter, Full Year Results

SAN JOSE, CA - February 6th, 2007 - Echelon Corporation (NASDAQ: ELON) today announced financial results for the fourth quarter and year ended December 31, 2006. “We are quite pleased with our results,” said Ken Oshman, Echelon’s chairman and CEO. “We set ambitious goals for revenue growth in our LonWorks® infrastructure product sales and significant growth in shipments of our NES products in 2006. We executed to our plan, putting us on a path for continued growth in 2007 and an expected return to profitability on a quarterly basis by the fourth quarter of this year after excluding stock-based compensation expenses. While, as expected, our losses increased year over year, our results were better than our guidance.”

For the quarter ended December 31, 2006 revenues were $13.9 million compared to revenue of $19.0 million for the same period in 2005. Echelon’s Q4 2006 revenue consisted of $13.8 million from sales of our LonWorks infrastructure products and services as compared to $12.3 million for the same period in 2005, $93,000 from products and services sold to our NES customers as compared to $340,000 during the fourth quarter of 2005, and, as expected, no revenues from the Enel project as compared to $6.4 million during the same period in 2005. The GAAP net loss for the quarter was $6.5 million, or $0.17 cents per share, compared to GAAP net loss of $2.7 million, or $0.07 cents per share for the fourth quarter of 2005. Excluding stock-based compensation expenses, the non-GAAP net loss for the quarter was $5.3 million, or $0.13 cents per share, compared to a non-GAAP net loss of $2.5 million, or $0.06 cents per share for the same period in 2005. Gross margin for the quarter was 58.6% compared to 56.1% for the same period in 2005. Total operating expenses were $15.9 million compared to total operating expenses of $15.2 million for the same period in 2005. All non-GAAP information in this release is reconciled in the “Reconciliation of Non-GAAP to GAAP Results” table below.

For the year ended December 31, 2006 revenues were $57.3 million compared to revenues of $74.4 million for the year ended December 31, 2005. Full year 2006 revenue consisted of $49.4 million from sales of our LonWorks infrastructure products and services, $7.1 million related to the Enel project, and $779,000 from products and services sold to our NES customers. These amounts compare to 2005 totals of $46.6 million from our LonWorks infrastructure sales, $26.9 million related to the Enel project, and $883,000 from products and services sold to our NES customers. As previously reported, during 2006 we modified our revenue recognition methodology for sales made to LonWorks infrastructure partners. This revision resulted in a reduction in 2006 LonWorks infrastructure revenues of approximately $3.9 million. Were it not for this revision, LonWorks infrastructure revenues would have increased by approximately 14% over 2005 amounts.

The GAAP net loss for the year was $24.4 million, or $0.62 cents per share compared to net loss of $19.7 million, or $0.49 cents per share for the prior year. Excluding stock-based compensation expenses, the non-GAAP net loss for the year was $19.5 million, or $0.49 cents per share, compared to a non-GAAP net loss of $14.0 million, or $0.35 cents per share for the same period in 2005. Gross margin for the year was 58.2% compared to 55.6% for the prior year. Total operating expenses were $63.2 million, compared to $66.1 million for the prior period.

Mr. Oshman continued, “We began 2006 with the strong belief that rising energy costs and the growing emphasis on energy efficiency around the world and across industries — coupled with the proven ability of Echelon’s products to intelligently manage and reduce energy costs — would accelerate our business. Our results this quarter and this year have borne out that belief.”

“This past quarter we again produced double-digit growth in LonWorks® infrastructure, experiencing our best performance on both a quarterly and annual basis. The power of LonWorks networks to reduce energy without impacting — and often while increasing — comfort and quality of life was a recurring theme. An outstanding example of this was our announcement we made earlier this year regarding a LonWorks based system of networked street lighting in Oslo, Norway. Preliminary results from the installation of this system yielded a 50% reduction in electrical energy usage.”

“In networked energy services (NES), we achieved the operating goals we set for the year. While this performance has not yet been reflected in either the revenue numbers or the bottom line due to the complex revenue recognition rules applicable to our NES system products, we made considerable progress in 2006. Our first large project with Vattenfall in Sweden has scaled to volume very successfully — as demonstrated by Vattenfall’s early exercise of additional options available to them under the project. We and our partners also won additional large and important projects at Nuon in the Netherlands and E.ON in Sweden and began trials at numerous utilities across Europe and Asia/Pacific. We also delivered on the commitment we made to enter the North American market, providing the first samples of our North American form-factor smart electric meters during this past quarter.”

“2006 was a year of growth for Echelon where we both performed well and launched many initiatives for our future, including the Digital Home® Alliance to drive the residential market, the Pyxos™ platform to extend the reach of control networks into machines, and new products in both LonWorks infrastructure and NES. We expect our growth to not only continue but also to accelerate throughout 2007 and beyond.”

Echelon will be holding an analyst call on February 6th, 2007 at 11:00 am Pacific Time (1:00 pm Central/2:00 pm Eastern). Analysts and other interested parties may listen in on the call via live webcast at http://www.echelon.com or access the call at 800-475-3716 (callers outside the US please use +1-719-457-2728.

Business Outlook

The following statements are based on the company’s current expectations. These statements are forward-looking, and actual results may differ materially. Please see the Risk Factors of Forward Looking Statements at the end of this release for a description of certain important risk factors that could cause actual results to differ.

Echelon management offers the following guidance for the quarter ending March 31, 2007 and the full year ending December 31, 2007. All non-GAAP estimates exclude the impact of any stock-based compensation charges.

•
For the quarter, revenue is expected to be approximately $34.5 million. We expect NES revenues to be approximately $20.0 million, LonWorks infrastructure revenues to be approximately $13.5 million, and Enel project revenues to be approximately $1.0 million.

•
Of the $20.0 million NES revenues we expect to report for the quarter, substantially all of it relates to the Vattenfall project in Sweden. As we previously announced earlier this year, Echelon agreed to make a minor software enhancement to the NES system that can provide Telvent with reduced communications costs for collecting enhanced information about the quality of service delivered to Vattenfall’s customers. We expect to deliver these software updates for acceptance during the first quarter of 2007, at which time revenues associated with deliveries of NES products that have been accepted through March 2007 will be recognized. However, if this has not been completed before the end of the first quarter, all revenues associated with the Vattenfall project will be deferred until such acceptance has been completed.

•
For the full year, we expect revenue will be approximately $138.0 million. We expect NES revenues to be approximately $68.0 million, LonWorks infrastructure revenues to be approximately $61.0 million, and Enel project revenues to be approximately $9.0 million.

•
For the quarter, non-GAAP gross margin, which excludes any stock-based compensation expense, is expected to be approximately 26.2%. For the full year, non-GAAP gross margin is expected to be approximately 37.5%. This substantial reduction in gross margin percentage from historical levels during the first quarter reflects the very low margins of our initial NES shipments and the improvement for the year reflects our expectations of NES margin improvements during the year, as we have mentioned previously.

•
For the quarter, non-GAAP operating expenses, which exclude any stock-based compensation charges, are expected to be approximately $16.8 million. For the full year, we expect non-GAAP operating expenses will be approximately $65.0 million.

•
For the quarter, we expect stock-based compensation expenses associated with stock options and other equity compensation awards to be approximately $1.3 million. For the full year, we expect stock-based compensation expenses to be approximately $5.9 million. This estimate could change based on the size and timing of options actually granted by the Compensation Committee, as well as other factors we will use in valuing future option grants, such as the market price and historical volatility of Echelon’s stock price when those grants are made.

•	For the quarter, interest and other income is expected to be approximately $1.3 million. For the full year, we expect interest and other income to be approximately $4.6 million.

•	For the quarter, we expect our provision for income taxes will be approximately $100,000. For the full year, we expect our provision for income taxes will be approximately $400,000.

•
For the quarter, we expect to generate a non-GAAP loss per share of approximately $0.17 and a GAAP loss per share of $0.20, based on a weighted average of 39,000,000 shares outstanding. The non-GAAP estimate excludes the impact of any stock-based compensation charges.

•
For the full year, we expect the non-GAAP loss per share will be approximately $0.23 and a GAAP loss per share of $0.38, based on a weighted average of 39,000,000 shares outstanding. The non-GAAP estimate excludes the impact of any stock-based compensation charges.

Use of Non-GAAP Financial Information

Echelon provides non-GAAP net income and non-GAAP net income per share data as additional information for its operating results. These measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. Echelon believes that this presentation of non-GAAP net income and non-GAAP net income per share provides useful information relating to its financial condition and results of operations, which provides management and investors with a more complete understanding of Echelon’s past performance and certain additional financial and business trends. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net income or net income per share prepared in accordance with generally accepted accounting principles.

About Echelon Corporation
Echelon Corporation (NASDAQ: ELON) is a pioneer and world leader in control networking — networks that connect machines and other electronic devices — for the purpose of sensing, monitoring and controlling the world around us. Echelon’s LonWorks platform for control networking was released in 1990 and has become a worldwide standard in the building, industrial, transportation, and home automation markets. Launched in 2003, Echelon’s Networked Energy Services system is an open, extensible, advanced metering infrastructure that can bring benefits to every aspect of a utility’s operation, from metering and customer services to distribution operations and value-added business. In 2005 Echelon released the world’s first embedded control network infrastructure, the PyxosTM platform, extending the benefits of networking inside machines to the sensors and actuators that make them function.
Echelon is based in San Jose, California, with international offices in China, France, Germany, Italy, Hong Kong, Japan, Korea, The Netherlands, and the United Kingdom. Further information regarding Echelon can be found at http://www.echelon.com.

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Echelon, LonWorks, Digital Home, and the Echelon logo are registered trademarks of Echelon Corporation registered in the United States and other countries. Pyxos is a trademark of Echelon Corporation in the United States and other countries. Other product or service names mentioned herein are the trademarks of their respective owners.

This press release may contain statements relating to future plans, events or performance including statements regarding continued or accelerated growth in LonWorks infrastructure and NES in 2007 and beyond; an anticipated return to profitability in the fourth quarter of 2007; and Echelon's financial outlook for the quarter ending March 31, 2007 and the year ending December 31, 2007. Such statements may involve risks and uncertainties, including the risk that NES hardware or software products or the project will not pass certain tests or otherwise be accepted within expected time periods or at all; risks relating to the development and growth of markets for Echelon's products and services, particularly the NES system and LonWorks infrastructure products relating to the energy management market, the residential market and the Pyxos platform, and the ability of those products and services to meet customer and consumer expectations; the risk that a utility that awards a tender to Echelon or one of its resellers will not proceed with a deployment, will order fewer than the number of meters anticipated by Echelon or will cancel one or more orders or the entire project; the risk that Echelon does not meet expected shipment schedules for the NES system; risks associated with uncertainties pertaining to the timing and level of customer orders, demand for products and services; risks that the application of U.S. generally accepted accounting principles could significantly affect the NES revenues that Echelon expects to recognize from time to time; risks relating to our ability to complete and the timing of completion of our agreements with Enel Distribuzione SpA; risks related to changing business conditions which may result in additional operating expenses in 2007 including, but not limited to, impairment of intangible or other long-lived assets, addition of reserves for excess inventory and purchase commitments, equity compensation expensing or other accounting charges; and other risks identified in Echelon's SEC filings. Actual results, events and performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Echelon undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

The financial statements that follow should be read in conjunction with the notes set forth in Echelon's Form 10-K when filed with the Securities and Exchange Commission.

ECHELON CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	December 31, 2006	December 31, 2005
ASSETS

Current Assets:
Cash and cash equivalents	$37,412	$59,080
Short-term investments	86,745	95,400
Accounts receivable, net	13,918	11,006
Inventories	11,359	3,240
Deferred cost of goods sold	19,060	322
Other current assets	2,359	1,967

Total current assets	170,853	171,015

Property and equipment, net	15,188	14,886
Other long-term assets	10,235	10,037

	$196,276	$195,938
LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$6,893	$3,972
Accrued liabilities	4,697	7,473
Deferred revenues	26,843	2,096

Total current liabilities	38,433	13,541

Deferred rent	1,268	1,089

Total stockholders' equity	156,575	181,308

	$196,276	$195,938

ECHELON CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005
Revenues:
Product	$13,622	$18,711	$56,515	$73,563
Service	244	303	761	865

Total revenues	13,866	19,014	57,276	74,428

Cost of revenues:
Cost of product (1)	5,230	7,848	22,032	30,955
Cost of service (1)	511	495	1,917	2,124

Total cost of revenues	5,741	8,343	23,949	33,079

Gross profit	8,125	10,671	33,327	41,349

Operating expenses:
Product development (1)	7,328	6,351	28,357	25,098
Sales and marketing (1)	5,060	5,438	20,372	21,023
General and administrative (1)	3,559	3,421	14,505	20,018

Total operating expenses	15,947	15,210	63,234	66,139

Loss from operations	(7,822)	(4,539)	(29,907)	(24,790)
Interest and other income, net	1,433	1,658	5,817	5,225

Loss before provision for income taxes	(6,389)	(2,881)	(24,090)	(19,565)
Income tax expense/(benefit)	110	(146)	350	154

Net loss	$(6,499)	$(2,735)	$(24,440)	$(19,719)

Net loss per share:
Basic	$(0.17)	$(0.07)	$(0.62)	$(0.49)
Diluted	$(0.17)	$(0.07)	$(0.62)	$(0.49)

Shares used in computing net loss per share:
Basic	39,220	39,900	39,487	40,377
Diluted	39,220	39,900	39,487	40,377

(1) Amounts include stock-based compensation costs as follows:
Cost of product	$122	$25	$429	$60
Cost of service	13	2	49	3
Product development	461	75	1,935	143
Sales and marketing	294	54	1,205	111
General and administrative	318	75	1,307	270

Total stock-based compensation expenses	$1,208	$231	$4,925	$587

ECHELON CORPORATION
RECONCILIATION OF NON-GAAP TO GAAP RESULTS
Excluding adjustments itemized below
(In thousands, except per share amounts)
(Unaudited)

An itemized reconciliation between net earnings on a GAAP basis and non-GAAP basis is as follows:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005

GAAP net loss	$(6,499)	$(2,735)	$(24,440)	$(19,719)

Amortization of purchased intangible assets	--	--	--	37
Enel arbitration award	--	(34)	--	5,143
Stock-based compensation	1,208	231	4,925	587

Total non-GAAP adjustments to earnings from operations	1,208	197	4,925	5,767

Income tax effect of reconciling items	--	--	--	--

Non-GAAP net loss	$(5,291)	$(2,538)	$(19,515)	$(13,952)

Non-GAAP net loss per share:
Diluted	$(0.13)	$(0.06)	$(0.49)	$(0.35)

Shares used in computing net loss per share:
Diluted	39,220	39,900	39,487	40,377

ECHELON CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Twelve Months Ended December 31,
	2006	2005
Cash flows provided by (used in) operating activities:
Net loss	$(24,440)	$(19,719)
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	4,396	4,162
Loss (gain) on disposal of fixed assets	(2)	67
Increase in (reduction of) allowance for doubtful accounts	(23)	15
Stock-based compensation	4,925	587
Change in operating assets and liabilities:
Accounts receivable	(2,889)	6,240
Inventories	(8,119)	2,344
Other current assets	(19,130)	(76)
Accounts payable	2,921	(1,185)
Accrued liabilities	(2,776)	2,021
Deferred revenues	24,747	674
Deferred rent	179	266

Net cash used in operating activities	(20,211)	(4,604)

Cash flows provided by (used in) investing activities:
Purchase of available-for-sale short-term investments	(85,971)	(94,144)
Proceeds from maturities and sales of available-for-sale short-term investments	94,990	123,635
Release of restricted investments	--	11,106
Change in other long-term assets	(198)	335
Capital expenditures	(4,696)	(2,099)

Net cash provided by investing activities	4,125	38,833

Cash flows provided by (used in) financing activities:
Proceeds from exercise of stock options.	1	--
Repurchase of common stock.	(6,334)	(9,582)

Net cash used in financing activities	(6,333)	(9,582)

Effect of exchange rates on cash:	751	(1,077)

Net increase (decrease) in cash and cash equivalents	(21,668)	23,570
Cash and cash equivalents:
Beginning of period	59,080	35,510

End of period	$37,412	$59,080